Exhibit 99.1

CERTIFICATION

The undersigned, being an officer of U.S. Bank Trust National Association, as trustee (the "Trustee") of the Select Notes Trust LT 2003-4 (the "Trust") hereby makes the following certifications for inclusion as an exhibit to the Trust's annual report on Form 10-K for the fiscal year ended December 31, 2015 (the "Annual Report"):

1.            The Trustee is the trustee under the Trust's trust agreement.

2.            Based on my knowledge, for the period covered by the Annual Report, the Trustee has fulfilled its obligations under the Trust's trust agreement.

By:	/s/ David J. Kolibachuk
Name:	David J. Kolibachuk
Title:	Vice President
Dated:	March 18, 2016